As filed with the Securities and Exchange Commission on July 16, 2007
Registration No. 333-113682

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Post-Effective Amendment No. 2
to
FORM S-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

SMF ENERGY CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	65-0707824
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

200 West Cypress Creek Road, Suite 400
Fort Lauderdale, Florida
Telephone: (954) 308-4200
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Richard E. Gathright
Chief Executive Officer and President
SMF Energy Corporation
200 West Cypress Creek Road, Suite 400
Fort Lauderdale, Florida
Telephone: (954) 308-4200
(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:
S. Lee Terry, Jr.
Davis Graham & Stubbs LLP
1550 Seventeenth Street, Suite 500
Denver, Colorado 80202
Telephone: (303) 892-9400

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: from time to time after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box: ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said section 8(a), may determine.

EXPLANATORY NOTE

This Post-Effective Amendment No. 2 relates to Registration Statement No. 333-113682 on Form S-3, filed with the Securities and Exchange Commission (the “SEC”) on March 17, 2004 (the “Original Registration Statement”). This Post-Effective Amendment No. 2 is being filed pursuant to Rule 414 under the Securities Act of 1933, as amended (the “Securities Act”), to notify the SEC that SMF Energy Corporation, a Delaware corporation (“SMF”), is the successor to Streicher Mobile Fueling, Inc., a Florida corporation (“Streicher’), and to amend the Original Registration Statement accordingly.

SMF is the successor to Streicher as a result of the reincorporation merger of Streicher with and into SMF, a wholly-owned subsidiary of Streicher, consummated pursuant to an Agreement of Merger and Plan of Merger and Reorganization (The “Merger Agreement”). The Merger Agreement was approved by the shareholders of Streicher at the annual meeting of shareholders held on December 8, 2006 and at the reconvened meeting held on December 22, 2006. The merger was effective on February 14, 2007. Immediately prior to the merger, SMF had no assets or liabilities other than nominal assets and liabilities.

Pursuant to Rule 414(d) under the Securities Act, SMF, as successor to Streicher, hereby adopts the Original Registration Statement as its own registration statement for all purposes of the Securities Act and the Securities Exchange Act of 1934, as amended.

As used in this Post-Effective Amendment No. 2, the terms “Registrant,” “Company,” “we,” “our,” “ours” and “us” refers to Streicher Mobile Fueling, Inc. and its successor by merger, SMF Energy Corporation, as the context may require.

The information in this prospectus is not complete and may be changed. The Selling Stockholders may not sell these securities pursuant to this prospectus until the registration statement filed with the Securities and Exchange Commission becomes effective. This prospectus is not an offer to sell these securities and neither SMF Energy Corporation nor the Selling Stockholders are soliciting offers to buy these securities in any state where the offer or sale is not permitted.
Subject to completion, dated July 16, 2007
PROSPECTUS

SMF ENERGY CORPORATION

2,067,222 SHARES COMMON STOCK
140,000 WARRANTS

The prospectus relates to 2,067,222 shares of our common stock and 140,000 common stock purchase warrants (the “Warrants”) that may be sold from time to time by the selling stockholders named in this prospectus (the “Selling Stockholders”). Some of the Selling Stockholders obtained their shares of common stock in connection with a private placement of our common stock in June 2001. Also, certain Selling Stockholders obtained their shares of common stock upon the conversion of promissory notes in January 2001 and January 2002. Additionally, certain Selling Stockholders obtained their shares of common stock in lieu of cash payments of interest on certain promissory notes. Lastly, certain Selling Stockholders may have obtained their shares of common stock upon the exercise of warrants issued in private placements in May and August 2003. The three year warrants issued in May 2003 have expired and the 140,000 five year warrants issued in August 2003 entitle the holder to purchase an equal number of our shares of common stock at an exercise price of $1.00 per share.

The offering is not being underwritten. The offering price of our common stock that may be sold be Selling Stockholders may be the market price for our common stock prevailing at the time of sale on the NASDAQ Capital Market, a price related to the prevailing market price, a negotiated price or such other prices as the Selling Stockholders determine from time to time. The warrants do not have an established trading market and will not be listed on any securities exchange. The offering price of the warrants that may be sold by the Selling Stockholders may be the market price, if a market develops, a negotiated price or such other prices as the Selling Stockholders determine from time to time.

We could receive up to $140,000 if the warrants are exercised by the Selling Stockholders. We will not receive any of the proceeds from the sales of common stock or the warrants by the Selling Stockholders.

Our common stock is quoted on the NASDAQ Capital Market under the symbol “FUEL.” On June 4, 2007, the closing price of our common stock was $1.79 per share.

For a discussion of certain risks that should be considered by prospective investors, see “Risk Factors” beginning on page 5 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is July __, 2007.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC”) utilizing a “shelf” registration process. Under this shelf process, the Selling Stockholders shown in this prospectus may sell up to an aggregate of 2,067,222 shares of our common stock. This prospectus provides you with a general description of our common stock which the Selling Stockholders may offer. When the Selling Stockholders sell our common stock, we may provide, if necessary, a prospectus supplement which will contain specific terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read this prospectus and any prospectus supplement together with the additional information described under the heading “Where You Can Find More Information.”

FORWARD-LOOKING STATEMENTS

This prospectus, including the information incorporated by reference, contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. The use of any statements containing the words “intends,” “believes,” “estimates,” “seeks,” “project,” “expects,” “anticipates,” “plans,” “approximately,” “should,” “may,” “will” or similar expressions are intended to identify such statement. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. In evaluating these statements, you should specifically consider various factors, including the risks outlined under the caption “Risk Factors” in this prospectus. You should pay particular attention to the cautionary statements involving our history of losses, our capital requirements, our expansion and acquisition strategies, competition and government regulation. These factors and the others set forth under “Risk Factors” may cause our actual results to differ materially and adversely from any forward-looking statement.

PROSPECTUS SUMMARY

Because this is a summary, it may not contain all information that may be important to you. You should read this entire prospectus, including the information incorporated by reference, before you decide whether to buy our common stock. You should pay special attention to the risks of investing in our common stock as discussed under “Risk Factors.”

SMF Energy Corporation

We provide commercial mobile and bulk fueling; the packaging, distribution and sale of lubricants and chemicals; integrated out-sourced fuel management; transportation logistics; and emergency response services. Our fleet of custom specialized tank wagons, tractor-trailer transports, box trucks and customized flatbed vehicles delivers diesel fuel and gasoline to customers’ locations on a regularly scheduled or as needed basis, refueling vehicles and equipment, re-supplying fixed-site and temporary bulk storage tanks, and emergency power generation systems; and distributes a wide variety of specialized petroleum products, lubricants and chemicals to refineries, manufacturers and other industrial customers. At March 31, 2007, we were conducting operations from 28 locations serving metropolitan markets in Alabama, California, Florida, Georgia, Louisiana, Mississippi, North Carolina, South Carolina, Tennessee and Texas.

In February 2005, we acquired substantially all of the assets and business operations of Shank C&E Investments, L.L.C. (“Shank Services”), a Houston, Texas based provider of commercial fuel, petroleum lubricants distribution and sales and transportation logistics services. Shank Services, which conducts its operations through our subsidiary, SMF Services, Inc., generates revenues from the sale of commercial fuel, petroleum lubricants and transportation logistics operations in the Houston, Dallas/Fort Worth, Austin and San Antonio markets in Texas.

On October 1, 2005, we acquired all of the capital stock of H & W Petroleum Company, Inc. (“H & W”), a Houston, Texas based marketer and distributor of lubricants, commercial fuels and petroleum products. Immediately prior to the consummation of that acquisition, H & W acquired the operating assets of Harkrider Distributing Company, Incorporated (“Harkrider”), a Houston based marketer and distributor of dry cleaning solvents, chemicals and petroleum products, which was related to H & W through some common shareholder ownership. In addition to providing service to the greater Houston metropolitan area, the combined H & W and Harkrider operations also serve the Dallas/Fort Worth, Freeport, Longview, Lufkin, San Antonio and Waco markets in Texas.

On February 14, 2007, we changed our name from Streicher Mobile Fueling, Inc. to SMF Energy Corporation and reincorporated in Delaware. Our principal executive office is located at 200 West Cypress Creek Road, Suite 400, Ft. Lauderdale, Florida 33309, and our phone number is (954) 308-4200. Our website is http://www.mobilefueling.com. The information on our website does not constitute part of this prospectus.

The Offering

Securities Offered by the Selling Stockholders
2,067,222 shares of common stock. In addition to the shares of common stock registered hereby, we have previously registered for resale other shares of our common stock, some of which remain unsold. In particular, there are 1,349,757 shares of common stock registered for resale pursuant to a Form S-3 registration statement declared effective June 8, 2001; 38,292 shares pursuant to a Form S-3 registration statement declared effective July 18, 2005; 75,840 shares pursuant to a Form S-3 registration statement declared effective February 8, 2006; and 2,673,755 shares pursuant to a Form S-3 registration statement, originally filed on June 7, 2007.

Use of Proceeds
We will receive up to $140,000 upon the exercise of the warrants by the Selling Stockholders. We will not receive any of the proceeds from the sale of the common stock or warrants by the Selling Stockholders.

Trading	Our common stock is quoted on the NASDAQ Capital Market under the symbol “FUEL.”

RISK FACTORS

An investment in the Shares involves a high degree of risk. You should consider carefully the following discussion of risks, in addition to the other information included or incorporated by reference in this prospectus, before purchasing any of the securities. In addition to historical information, the information in this prospectus contains “forward -looking” statements about our future business and performance. See “Forward-Looking Statements.” Our actual operating results and financial performance may be very different from what we expect as of the date of this prospectus. The risks below address the material factors that may affect our future operating results and financial performance.

No Assurances of Future Profitability; Losses from Operations; Need for Capital. The Company incurred net losses for the fiscal years ended June 30, 2006, 2005 and 2004 and for the quarters ended September 30, 2006, December 31, 2006 and March 31, 2007. In order to generate profits in the future, we need to reduce cash and non-cash interest expense, increase volumes of products and services sold at profitable margins, control costs and generate sufficient cash flow to support working capital and debt service requirements. There is no assurance that our management will be able to accomplish our business plan or continue to raise capital at terms that are acceptable to us in order to support working capital requirements or debt service shortfalls during any business downturns. At June 30, 2006, our working capital was $1.3 million compared to $5.9 million on June 30, 2005. The $4.6 million decrease primarily related to the costs of developing and maintaining our improved corporate infrastructure; continuing costs of integrating our recent acquisitions; capital expenditures related to the implementation of our new Enterprise Resource Planning (“ERP”) system; corporate office leasehold improvements and other capital purchases; and principal payments on the Company’s August 2003 Senior Subordinated Notes; offset by proceeds from warrant exercises and an increase in net margin per gallon compared to the prior year. In light of the recent losses, which had further decreased our working capital, on February 15, 2007, we conducted a private placement of our equity securities in order to provide funds for debt repayment and to boost our working capital. Notwithstanding the completion of the $3.27 million private placement, the Company may need to raise additional capital to fund new acquisitions, the expansion or diversification of existing operations or additional debt repayment. While we believe that the Company will be able to obtain needed capital, there can be no assurance that it will do so or that such capital can be obtained on terms acceptable to the Company.

Trading Market for Our Common Stock. Our common stock trades on the Nasdaq Capital Market under the symbol FUEL. During the past few years, the stock sometimes traded in large daily volumes and other times at much lower volumes, in many cases at wide price variances. This volatility, which could make it difficult for stockholders to sell shares at a predictable price or at specific times, is generally due to factors beyond our control. Quarterly and annual operating results, changes in general conditions in the economy, the financial markets or other developments affecting us could cause the market price of our common stock to fluctuate.

Growth Dependent Upon Future Expansion; Risks Associated With Expansion into New Markets. While we intend to continue to expand through acquisitions, our growth will also depend upon the ability to achieve greater penetration in existing markets and to successfully enter new markets in both additional major and secondary metropolitan areas. Such organic expansion will largely be dependent on our ability to demonstrate the benefits of our services and products to potential new customers; successfully establish and operate new locations; hire, train and retain qualified management, operating, marketing and sales personnel; finance acquisitions, capital expenditures and working capital requirements; secure reliable sources of product supply on a timely basis and on commercially acceptable credit terms; and successfully manage growth by effectively supervising operations, controlling costs and maintaining appropriate quality controls. There can be no assurance that we will be able to successfully expand our operations into new markets.

Acquisition Availability; Integrating Acquisitions. The Company’s future growth strategy involves the acquisition of complementary businesses, such as wholesale fuel or petroleum lubricants marketers and distributors; wholesale fuel and other commercial mobile fueling companies; and transportation logistics services businesses. It is not certain that we will be able to identify or make suitable acquisitions on acceptable terms or that any future acquisitions will be effectively and profitably integrated into our operations. Acquisitions involve numerous risks that could adversely affect our operating results, including timely and cost effective integration of the operations and personnel of the acquired business; potential write downs of acquired assets; retention of key personnel of the acquired business; potential disruption of existing business; maintenance of uniform standards, controls, procedures and policies; additional capital needs; the effect of changes in management on existing business relationships; and profitability and cash flows generally.

Effect of Material Weakness in Internal Controls. In fiscal 2006, our management identified significant deficiencies related to policies and procedures to ensure accurate and reliable interim and annual consolidated financial statements that, considered together, constituted a material weakness in our internal controls. Specifically, we lacked (i) sufficient number of personnel with required technical accounting and SEC financial reporting experience; (ii) adequate segregation of duties among our accounting personnel; (iii) sufficient review controls over account reconciliations, account analyses and operating procedures, primarily in connection with acquired businesses; and (iv) policies and procedures requiring a timely and detailed review of information underlying amounts included in our financial statements and disclosures. While we have engaged in substantial efforts to address the material weakness in our internal controls over financial reporting and to improve the integrity of our reporting processes, including the development and implementation of our ongoing ERP infrastructure capability that we initiated in fiscal 2006, there is no assurance that our efforts will be successful. Those remediation efforts are explained in detail in our Form 10-K for the year ended June 30, 2006 and our Form 10-Q for the quarter ended March 31, 2007, which are incorporated by reference herein. Even though our management has made the correction of the identified material weakness one of its very highest priorities for fiscal 2007, it is possible that, considering our size, our limited capital resources and our need to continue to expand our business by acquisitions and diversification, we will not be able to promptly rectify all of the significant deficiencies that led to our conclusion of a material weakness in our internal controls. We have incurred and will continue to incur substantial expenses relating to the remediation of this material weakness. These expenses may materially affect our financial condition, results of operations and cash flows. Moreover, even after the full implementation of our planned remedial measures, as described in Item 9A - “Controls and Procedures” of our 2006 Form 10-K are fully implemented, our internal controls may not prevent all potential errors or fraud because any control system, no matter how well designed, cannot provide absolute assurance that the objectives of the control system will be achieved.

Dependence on Key Personnel. The future success of the Company will be largely dependent on the continued services and efforts of Richard E. Gathright, our Chief Executive Officer and President, and on those of other key executive personnel. The loss of the services of Mr. Gathright or other executive personnel could have a material adverse effect on our business and prospects. Our success and plans for future growth will also depend on our ability to attract and retain additional qualified management, operating, marketing, sales and financial personnel. There can be no assurance that we will be able to hire or retain such personnel on terms satisfactory to us. We have entered into written employment agreements with Mr. Gathright and certain other key executive personnel. While Mr. Gathright’s employment agreement provides for automatic one-year extensions unless either party gives notice of intent not to renew prior to such extension, there is no assurance that Mr. Gathright’s services or those of our other executive personnel will continue to be available to the Company.

Fuel Pricing and Supply Availability; Effect on Profitability. Diesel fuel and gasoline are commodities which are refined and distributed by numerous sources. The Company purchases the fuel delivered to our customers from multiple suppliers at daily market prices and in some cases qualifies for certain discounts. We monitor fuel prices and trends in each of our service markets on a daily basis and seek to purchase our supply at the lowest prices and under the most favorable terms. Commodity price risk is generally mitigated since we purchase and deliver our fuel supply daily and generally utilize cost-plus pricing when billing our customers. If we cannot continue to utilize cost-plus pricing when billing our customers, margins would likely decrease and losses could increase. We have not engaged in derivatives or futures trading to hedge fuel price movements. In addition, diesel fuel and gasoline may be subject to supply interruption due to a number of factors, including natural disasters, refinery and/or pipeline outages, labor disruptions and supplier credit limitations. The reduction of available supplies or our access to those supplies could impact our ability to provide commercial mobile and bulk fueling, and emergency response services and impact profitability.

Risks Associated with Customer Concentration; Absence of Written Agreements. Although the Company provides services to many customers, a significant portion of our revenues are generated from a few of our larger customers. While we have formal, length of service written contracts with some of these larger customers, such agreements are not customary and we do not have them with the majority of our customers. As a result, most of our customers can terminate our services at any time and for any reason, and we can similarly discontinue service to any customer. The Company may discontinue service to a customer if changes in the service conditions or other factors cause us not to meet our minimum level of margins and rates, and the pricing or delivery arrangements cannot be re-negotiated. As a result of this customer concentration and absence of written agreements, our business, results of operations and financial condition could be materially adversely affected if one or more of our large customers were lost or if we were to experience a high rate of service terminations.

Management of Growth; Accounting and Information Technology Systems Implementation. Our future growth strategy requires effective operational, financial and other internal systems, and the ability to attract, train, motivate, manage and retain our employees. If we are unable to manage growth effectively, results of operations will be adversely affected. In particular, our results of operations will be influenced by the redesign and implementation of our accounting and information technology systems. While in the short run, the costs of that redesign and implementation have increased our expenses and adversely affected our results of operations, we expect that, once implemented, it will help reduce operating costs and improve our ability to effectively manage our business and integrate acquisitions. There can be no assurance, however, that such redesign and implementation will be completed as planned, or that it will have the intended results.

Competition. The Company competes with other service providers, including several large regional providers and numerous small, local independent operators, who provide some or all of the same services that we offer to our customers. In the mobile fueling area, we also compete with retail fuel marketing, since fleet operators have the option of fueling their own equipment at retail stations and at other third-party service locations such as card lock facilities. Our ability to compete is affected by numerous factors, including price, the complexity and technical nature of the services required, delivery dependability, credit terms, the costs incurred for non-mobile fueling alternatives, service locations as well as the type of reporting and invoicing services provided. There can be no assurance that we will be able to continue to compete successfully as a result of these or other factors.

Operating Risks May Not Be Covered by Insurance. Our operations are subject to the operating hazards and risks normally incidental to handling, storing and transporting diesel fuel and gasoline, which are classified as hazardous materials. We maintain insurance policies in amounts and with coverages and deductibles that we believe are reasonable and prudent. There can be no assurance, however, that our insurance will be adequate to protect us from liabilities and expenses that may arise from claims for personal and property damage arising in the ordinary course of business; that we will be able to maintain acceptable levels of insurance; or that insurance will be available at economical prices.

Governmental Regulation. Numerous federal, state and local laws, regulations and ordinances, including those relating to protection of the environment and worker safety, affect the Company’s operations. There can be no assurance that we will be able to comply with existing and future regulatory requirements in the future without incurring substantial costs or otherwise adversely affecting our operations.

Changes in Environmental Requirements. The Company expects to generate future business by converting certain fleet operators, currently utilizing underground fuel storage tanks for their fueling needs, to commercial mobile fueling. The owners of underground storage tanks have been required to remove or retrofit those tanks to comply with technical regulatory requirements pertaining to their construction and operation. If other more economical means of compliance are developed or adopted by owners of underground storage tanks, the opportunity to market our services to these owners may be adversely affected.

Terrorism and warfare in the Middle East may adversely affect the economy and the price and availability of petroleum products. Terrorist attacks, such as the attacks that occurred in New York, Pennsylvania and Washington, D.C., on September 11, 2001, as well as the continuing political unrest and warfare in the Middle East, may adversely impact the price and availability of fuel, our results of operations, our ability to raise capital and our future growth. The impact of terrorism on the oil industry in general, and on the Company in particular, is not known at this time. An act of terror could result in disruptions of crude oil or natural gas supplies and markets, the sources of our products, and our infrastructure facilities or our suppliers could be direct or indirect targets. Terrorist activity may also hinder our ability to transport fuel if the means of supply transportation, such as rail or pipelines, become damaged as a result of an attack. A lower level of economic activity following a terrorist attack could result in a decline in energy consumption, which could adversely affect our revenues or restrict our future growth. Instability in the financial markets as a result of terrorism could also impair our ability to raise capital. Terrorist activity or further instability in the Middle East could also lead to increased volatility in fuel prices, which could adversely affect our business generally.

USE OF PROCEEDS

We will receive up to $140,000 upon the exercise of the warrants by the Selling Stockholders. We will not receive any of the proceeds from the sales of our common stock or the warrants by the Selling Stockholders. Expenses expected to be incurred in connection with this offering are estimated to be approximately $36,000.

DESCRIPTION OF WARRANTS

This section is a summary and may not describe every aspect of the Warrants that may be important to you. We urge you to read the Form of Stock Purchase Warrant as previously filed with the SEC as it defines the rights of a holder of these securities. See “Where You Can Find More Information” for information on how to obtain copies of documents referenced in this prospectus.

The Warrants entitle the holder to purchase one share of common stock at an exercise price of $1.00 per share. The Warrants are exercisable for a period of five (5) years and will expire on August 28, 2008. As of April 9, 2007, there were 140,000 Warrants outstanding to purchase a total of 140,000 shares of common stock.

The Warrants include provisions for the appropriate adjustment in the Warrant price and the number and kind of securities purchasable upon the exercise of the Warrants upon the occurrence of certain events, including, subdivision or combination of shares, reclassification of our common stock, merger, and the payment of stock dividends. The shares of common stock, when issued upon exercise of a Warrant, will be fully paid and non-assessable and free from all taxes, liens and charges. No fractional shares will be issued in connection with any exercise of the Warrants. The holder of a Warrant will not possess any rights as our stockholder before the Warrant has been exercised and the shares purchasable upon the exercise have become deliverable.

A Warrant may be exercised by surrender of the Warrant on or before the expiry date at our principal office in Fort Lauderdale, Florida, accompanied by (i) a completed and executed Notice of Exercise form, attached as Exhibit A to the Warrant, and (ii) payment of the exercise price for the number of shares of common stock to be acquired.

We have the right to redeem the Warrants at any time after February 28, 2006, at $.01 per share if the common stock trades at two hundred percent (200%) of the exercise price for any twenty (20) consecutive trading days beginning anytime on or after such date.

The foregoing discussion is qualified in its entirety by reference to the detailed provisions of the Stock Purchase Warrant.

SELLING STOCKHOLDERS

The following table sets forth certain information with respect to (1) in column one, the amount of shares of our common stock currently held by the Selling Stockholders; (2) in column two the number of shares of our common stock that would be beneficially owned by the Selling Stockholder assuming exercise of the warrants; (3) in column three, the percentage of ownership based on our 13,037,421 shares outstanding on April 9, 2007 by each Selling Stockholder, which assumes exercise of the warrants, all of which are currently exercisable; (4) in column four, the number of shares registered under this prospectus; (5) in column five, the number of shares beneficially owned after the offering, assuming the sale of all the shares registered, including shares issuable upon exercise of the warrants; and (6) in column six, the percentage of beneficial ownership based on our 13,037,421 shares outstanding on April 9, 2007, assuming the sale of all the shares registered by the Selling Stockholders.

To the best of our knowledge, none of the Selling Stockholders has any position, office or other material relationship with us or any of our predecessors or affiliates within the past three years except as described below:

•
Messrs. O’Connor and Picow are directors and shareholders of Fundamental Management Corporation. Fundamental manages two private funds, Active Investors II, Ltd. and Active Investors III, Ltd., who are investors in our securities. Each of Messrs. O’Connor and Picow disclaim any beneficial ownership in the shares held by those funds.

•	Messrs. O’Connor, Picow, Beard and Gathright are four of our directors.

•	Messrs. Gathright, Vinger, Williams and Shore are four of our executive officers.

Except as set forth above, none of the Selling Stockholders has had positions, offices or other material relationships with us within the past three years. The Selling Stockholders are participating in this offering under registration rights presently granted to them. We have agreed to file and maintain the effectiveness of the registration statement of which this prospectus forms a part and to pay all fees and expenses incident to the registration of this offering, including all registration and filing fees, all fees and expenses of complying with state blue sky or securities laws, all costs of preparation of the registration statement and fees and disbursements of our counsel and independent public accountants.

Ownership of Shares	Ownership After
Name and Address of Beneficial Owner	Before the Offering	the Offering
Shares
Issuable
Upon	Number
Conversion	of
Currently	of	Shares
Held Shares	Warrants	Percentage	Registered	Shares	Percentage
C. RODNEY O’CONNOR	1,139,958 (1)	0	8.7	644,639	495,319	3.8
c/o Cameron Associates
1370 Avenue of the Americas, Suite 902
New York, NY	10019−4602

ROBIN ARKIN	1,997 (2)	0	*	1,997	0	0
c/o Cameron Associates
1370 Avenue of the Americas, Suite 902
New York, NY	10019−4602

PAMELA F. O’CONNOR	1,997 (2)	0	*	1,997	0	0
c/o Cameron Associates
1370 Avenue of the Americas, Suite 902
New York, NY	10019−4602

ACTIVE INVESTORS II	411,380	0	3.2	376,096	35,284	*
c/o Damaire Cano
Secretary/Treasurer of
Corporate General Partner
Fundamental Management Corp.
8567 Coral Way #138
Miami, FL	33155−2335

ACTIVE INVESTORS III	415,742	0	3.2	387,158	28,584	*
c/o Damaire Cano
Secretary/Treasurer of
Corporate General Partner
Fundamental Management Corp.
8567 Coral Way #138
Miami, FL	33155−2335

ROBERT S. PICOW	233,126 (3)	0	1.8	197,476	35,650	*
7534 Isla Verde Way
Delray Beach, FL 33446

GM JOHNSTON FAMILY LIMITED PARTNERSHIP	14,000	0	7.08	14,000	0	0
940 Apple Blossom Lane
Springdale, AR	72762

AVENUE ASSET PARTNERS	19,000	0	*	19,000	0	*
c/o George K. Parry
1150 .80Fifth Avenue
New York, NY 10128

W. GREG RYBERG	35,475(4)	0	*	3,500	31,975	*
413 Whiskey Rd.
Aiken, SC	29801

WENDELL R. BEARD
6903 S.W. 79th Place	39,650 (5)	0	*	3,500	36,150	*
Miami, FL 33157

RICHARD E. GATHRIGHT	523,250 (6)	0	4.0	3,675	519,575	4.0
800 West Cypress Creek Road, Suite 580
Fort Lauderdale, FL 33309

		Ownership of Shares				Ownership After
Name and Address of Beneficial Owner		Before the Offering				the Offering
			Shares
			Issuable
			Upon		Number
			Conversion		of
		Currently	of		Shares
		Held Shares	Warrants	Percentage	Registered	Shares	Percentage

PAUL C. VINGER
800 West Cypress Creek Road, Suite 580		68,500 (7)	0	*	1,750	66,750	*
Fort Lauderdale, FL 33309

GARY G. WILLIAMS III		100,000 (8)	0	*	1,750	98,250	*
800 West Cypress Creek Road, Suite 580
Fort Lauderdale, FL 33309

MICHAEL S. SHORE		76,750 (9)	0	*	1,750	75,000	*
800 West Cypress Creek Road, Suite 580
Fort Lauderdale, FL 33309

AMIR ECKER		39,000 (10)	0	*	35,000	4,000	*
800 Newtown Road,
Villanova, PA 19085

THE ECKER FAMILY PARTNERSHIP		15,000	0	*	15,000	0	0
800 Newtown Road
Villanova, PA 19085

JAMES S. ALLSOPP		15,794 (12)	0	*	1,234	14,560	*
225 Race Street
Philadelphia, PA	19106

CAROLYN WITTENBRAKER		48,000 (13)	0	*	25,000	23,000	*
3315 Southwestern
Dallas, TX 75225

RICHARD A. JACOBY		12,500	0	*	12,500	0	0
2490 White Horse Road
Berwyn, PA 19312

SCUDDER SMITH FAMILY ASSOCIATION, LLC		120,000 (14)	0	*	25,000	95,000	*
c/o Helen W. Smith and
R. Scudder Smith
P.O. Box 5503 Newtown, CT 06470

FRANK CAMPBELL		16,558 (15)	0	*	200	16,358	*
106 Longview Circle
Media, PA 19063

DELAWARE CHARTER CUST IRA FBO		180,000 (16)	0	1.4	70,000	110,000	*
FRANK J. CAMPBELL, III
106 Longview Circle
Media, PA	19063

GABRIEL ELIAS AND ALMA ELIAS		125,000	125,000 (12)	1.0	125,000	0	0
As Joint Tenants with
Right of Survivorship
509 Spring Avenue
Elkins Park, PA 19027

JOSEPH KORNFIELD		12,500	12,500 (12)	*	12,500	0	0
2740 Lundy Lane
Huntingdon Valley, PA 19006

	Ownership of Shares				Ownership After
Name and Address of Beneficial Owner	Before the Offering				the Offering
Shares
Issuable
		Upon		Number
		Conversion		of
	Currently	of		Shares
	Held Shares	Warrants	Percentage	Registered	Shares	Percentage

IRA FBO LEON FRENKEL		25,000	0	*	25,000	0	0
Pershing, LLC
As Custodian F/B/O IRA FBO LEONID
FRENKEL, IRA
Attn: Limited Partnership Dept.,
7th Floor, 132741729
One Pershing Plaza
Jersey City, NJ 07399

MARK WITTMAN		51,600 (17)	2,500 (12)	*	12,500	39,100	*
20 Beacon Hill Lane
Phoenixville, PA	19460

PATRICIA MCDERMOTT		84,000 (18)	0	*	50,000	34,000	*
524 Morris Lane
Berwyn, PA 19312

Total		3,825,777	140,000		2,067,222	1,758,555

*	Less than 1% of the shares outstanding.

(1)
Includes 35,650 shares issuable upon the exercise of options that are presently exercisable. Excludes 3,994 shares owned by Mr. O’Connor’s adult children, as to which shares Mr. O’Connor disclaims any beneficial ownership interest.

(2)	Ms. Arkin and Ms. O’Connor are adult children of Mr. O’Connor. He disclaims any ownership interest in the shares owned by them.

(3)	Includes 35,650 shares issuable upon the exercise of options that are presently exercisable.

(4)	Includes 31,975 shares issuable upon the exercise of options that are presently exercisable.

(5)	Includes 35,650 shares issuable upon the exercise of options that are presently exercisable.

(6)	Includes 515,000 shares issuable upon the exercise of options that are presently exercisable. Excludes 10,000 issuable upon the exercise of options that are not presently exercisable.

(7)	Includes 66,000 shares issuable upon the exercise of options and warrants that are presently exercisable. Excludes 10,000 issuable upon the exercise of options that are not presently exercisable.

(8)	Includes 75,000 shares issuable upon the exercise of options and warrants that are presently exercisable. Excludes 10,000 issuable upon the exercise of options that are not presently exercisable.

(9)	Consists of 75,000 shares issuable upon the exercise of options and warrants that are presently exercisable. Excludes 10,000 issuable upon the exercise of options that are not presently exercisable.

(10)	Includes 4,000 shares issuable upon the exercise of warrants that are presently exercisable.

(11)	Includes 14,560 shares issuable upon the exercise of warrants that are presently exercisable.

(12)	The shares issuable upon exercise of these warrants are included in the first column for “Currently Held Shares.”

(13)	Includes 8,000 shares issuable upon the exercise of warrants that are presently exercisable.

(14)	Includes 20,000 shares issuable upon the exercise of warrants that are presently exercisable.

(15)	Includes 16,358 shares issuable upon the exercise of warrants that are presently exercisable.

(16)	Includes 30,000 shares issuable upon the exercise of warrants that are presently exercisable.

(17)	Includes 19,100 shares issuable upon the exercise of warrants that are presently exercisable.

(18)	Includes 14,000 shares issuable upon the exercise of warrants that are presently exercisable.

PLAN OF DISTRIBUTION

General

The shares of our common stock and warrants covered by this prospectus are being registered to permit public secondary trading of these securities by the holder thereof from time to time after the date of the prospectus. All of the shares of common stock and warrants covered by this prospectus are being sold by the Selling Stockholders or its pledgees, donees, assignees, transferees or their successors-in-interest that receive the shares as a gift, partnership distribution or other non-sale related transfer.

The Selling Stockholders and their pledgees, donees, assignees, or other successors-in-interest who acquire their shares after the date of this prospectus may sell the common stock and warrants directly to purchasers or through broker-dealers or agents.

The common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at varying prices determined at the time of sale, or at negotiated prices. Sales may be effected in one or more of the following transactions:

•	on the NASDAQ Capital Market,

•	in the over-the-counter market,

•	in privately negotiated transactions,

•	for settlement of short sales, or through long sales, options or transactions involving cross or block trades,

•	by pledges to secure debts and other obligations, or

•	in a combination of any of these transactions.

In addition, any shares that qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus.

Applicable Law. Each Selling Stockholder will be subject to applicable provisions of the Exchange Act and the associated rules and regulations under the Exchange Act, including Regulation M, which provisions may limit the timing of purchases and sales of shares of our common stock by the Selling Stockholders.

Pledge or Transfer of Shares. The Selling Stockholders may from time to time pledge or grant a security interest in some or all of the shares owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell shares of common stock from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 amending the list of Selling Stockholders to include the pledgee, transferee or other successors in interest as Selling Stockholders under this prospectus. The Selling Stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

Selling Arrangements with Broker-Dealers. Broker-dealers engaged by the Selling Stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The Selling Stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

Upon the Company being notified in writing by a Selling Stockholder that any material agreement has been entered into with a broker-dealer for the sale of common stock through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing (i) the name of each such Selling Stockholder and of the participating broker-dealer(s), (ii) the number of shares involved, (iii) the price at which such shares of common stock were sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealers, where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and (vi) other facts material to the transaction.

The Selling Stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Discounts, concessions, commissions and similar selling expenses, if any, attributable to the sale of shares will be borne by the Selling Stockholder. Each Selling Stockholder has represented and warranted to the Company that it acquired the securities subject to this registration statement in the ordinary course of such Selling Stockholder’s business and, at the time of its purchase of such securities such Selling Stockholder had no agreements or understandings, directly or indirectly, with any person to distribute any such securities.

The Company has advised each Selling Stockholder that the stockholder may not use shares registered on this registration statement to cover short sales of common stock made prior to the date that the SEC declares this registration statement effective.

If the Selling Stockholders use this prospectus for any sale of the common stock, they will be subject to the prospectus delivery requirements of the Securities Act. The Selling Stockholders will be responsible to comply with the applicable provisions of the Securities Act and Exchange Act, and the rules and regulations thereunder promulgated, including, without limitation, Regulation M, as applicable to such Selling Stockholders in connection with resales of their respective shares under this registration statement.

Supplements. To the extent required, we will set forth in a supplement to this prospectus filed with the SEC the number of shares to be sold, the purchase price and public offering price, the name or names of any agent, dealer or underwriter, and any applicable commissions or discounts with respect to a particular offering. In particular, upon being notified by a Selling Stockholder that a donee or pledgee intends to sell more than 500 shares, we will file a supplement to this prospectus.

State Securities Law. Under the securities laws of some states, the Selling Stockholders may only sell the shares in those states through registered or licensed brokers or dealers. In addition, in some states the Selling Stockholders may not sell the shares unless they have been registered or qualified for sale in that state or an exemption from registration or qualification is available and is satisfied.

Expenses; Indemnification. We will receive up to $140,000 upon exercise of the warrants by the Selling Stockholders. We will not receive any of the proceeds from shares sold by the Selling Stockholders. We will bear the expenses related to the registration of this offering but will not pay the Selling Stockholders’ underwriting fees, commissions or discounts, if any. We have agreed to indemnify the Selling Stockholders against some civil liabilities, including some that may arise under the Securities Act.

LEGAL MATTERS

The validity of the securities offered by this prospectus will be passed upon by Davis Graham & Stubbs LLP, Denver, Colorado.

EXPERTS

Our audited consolidated financial statements as of June 30, 2006 and June 30, 2005, included in our Annual Report of Form 10-K for the year ended June 30, 2006, incorporated by reference herein, have been audited by Grant Thornton LLP, an independent registered public accounting firm as set forth in their report thereon. Such financial statements are incorporated by reference in reliance upon such report given the authority of such firm as experts in accounting and auditing in giving said report.

Our audited consolidated financial statements for the year-ended June 30, 2004, have been incorporated by reference herein in reliance upon the report of KPMG LLP (“KPMG”), independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

We have agreed to indemnify and hold KPMG harmless against and from any and all legal costs and expenses incurred by KPMG in successful defense of any legal action or proceeding that arises as a result of KPMG’s consent to the incorporation by reference of its audit report on the Company’s past financial statements incorporated by reference in this registration statement.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any of these documents at the SEC’s public reference room at 100 F Street N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public at the SEC’s website at http://www.sec.gov.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered part of this prospectus, and information that we file later with the SEC will automatically update and supersede, as applicable, the information in this prospectus.

The following documents, which were previously filed with the SEC pursuant to the Exchange Act, are hereby incorporated by reference:

•	our Annual Report on Form 10-K for the year ended June 30, 2006;

•	our Quarterly Reports on Form 10-Q for the quarters ended September 30, 2006, December 31, 2006 and March 31, 2007;

•	our Definitive Proxy Statement on Schedule 14A, filed on December 8, 2006;

•
our Current Reports on Form 8-K filed with the SEC on July 7, 2006 (other than information in the Current Report that is furnished, but not filed); October 2, 2006; October 3, 2006; October 16, 2006 (other than information in the Current Report that is furnished, but not filed); October 18, 2006; December 4, 2006; December 22, 2006; January 19, 2007; February 14, 2007; February 21, 2007; February 22, 2007 and April 3, 2007; and

•	the description of our common stock contained in Amendment No. 2 to our Registration Statement on Form 8-A/A (SEC File No. 000-21825) filed with the SEC on June 5, 2007.

All documents filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this prospectus and prior to the termination of this offering shall be deemed to be incorporated by reference into this prospectus and shall be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus shall be deemed modified, superseded or replaced for purposes of this prospectus to the extent that a statement contained in this prospectus, or in any subsequently filed document that also is deemed to be incorporated by reference in this prospectus, modifies, supersedes or replaces such statement. Any statement so modified, superseded or replaced shall not be deemed, except as so modified, superseded or replaced, to constitute a part of this prospectus. Subject to the foregoing, all information appearing in this prospectus is qualified in its entirety by the information appearing in the documents incorporated by reference.

Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete, and in each instance we refer you to the copy of the contract or document filed as an exhibit to the registration statement or the documents incorporated by reference in this prospectus, each such statement being qualified in all respects by such reference.

You may receive a copy of any of these filings, at no cost, by writing or calling SMF Energy Corporation, 200 West Cypress Creek Road, Suite 400, Fort Lauderdale, Florida, 33309, telephone (954) 308-4200, and directed to the attention of Richard E. Gathright, Chief Executive Officer and President.

You should rely only on the information incorporated by reference or provided in this prospectus or any supplement to this prospectus. We have authorized no one to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of this prospectus.

SMF ENERGY CORPORATION

COMMON STOCK

WARRANTS

PROSPECTUS

________________, 2007

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION(1)

The following table sets forth the costs and expense (subject to future contingencies) incurred or expected to be incurred by the Registrant in connection with the offering. The Registrant has agreed to pay all the costs and expenses of this offering.

Securities and Exchange Commission Registration Fee	$$963
Accounting Fees and Expenses	8,000
Legal Fees and Expenses	25,000
Miscellaneous	2,037
Total	$$36,000

(1)  The amounts set forth above are in each case estimated.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

SMF Energy Corporation is incorporated in the State of Delaware. Section 145(a) of the General Corporation Law of the State of Delaware (the “DGCL”) provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, he had no cause to believe his conduct was unlawful.

Section 145(b) of the DGCL provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted under similar standards, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine that despite the adjudication of liability, such person is fairly and reasonably entitled to be indemnified for such expenses which the court shall deem proper.

Section 145 of the DGCL further provides that to the extent a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to in subsections (a) and (b) or in the defense of any claim, issue, or matter therein, he shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and that the corporation may purchase and maintain insurance on behalf of a director, officer, employee or agent of the corporation against any liability asserted against him or incurred by him in any such capacity or arising out of his status as such whether or not the corporation would have the power to indemnify him against such liabilities under such Section 145.

Section 102(b)(7) of the DGCL provides that a corporation in its original certificate of incorporation or an amendment thereto validly approved by stockholders may eliminate or limit personal liability of members of its board of directors or governing body for breach of a director’s fiduciary duty. However, no such provision may eliminate or limit the liability of a director for breaching his duty of loyalty, failing to act in good faith, engaging in intentional misconduct or knowingly violating a law, paying a dividend or approving a stock repurchase which was illegal, or obtaining an improper personal benefit. A provision of this type has no effect on the availability of equitable remedies, such as injunction or rescission, for breach of fiduciary duty. SMF Energy Corporation’s Certificate of Incorporation contains such a provision.

The Certificate of Incorporation of SMF Energy Corporation generally allows indemnification of officers and directors to the fullest extent allowed by law. SMF Energy Corporation currently intends to indemnify its officers and directors to the fullest extent permitted by its Certificate of Incorporation and Delaware Law.

We maintain insurance policies under which our directors and officers are insured, within the limits and subject to the limitations of the policies, against expenses in connection with the defense of actions, suits or proceedings, and certain liabilities that might be imposed as a result of such actions, suits or proceedings, to which they are parties by reason of being or having been a director or officer SMF Energy Corporation.

ITEM 16. EXHIBITS

Exhibit No.	Description of Exhibit
2.1
Agreement of Merger and Plan of Merger and Reorganization between Streicher Mobile Fueling, Inc. and SMF Energy Corporation, dated February 13, 2007 (incorporated by reference to Exhibit 2.1 to the Registrant’s Current Report on Form 8-K filed on February 14, 2007)

3(i)
Incorporating Documents of SMF Energy Corporation, including: Certificate of Incorporation dated October 6, 2006 (incorporated by reference to Appendix B to the Registrant’s Definitive Proxy Statement on Schedule 14A, filed on October 30, 2006); Certificate of Amendment dated February 12, 2007 (incorporated by reference to Exhibit 3(i) to the Registrant’s Current Report on Form 8-K filed on February 14, 2007)

3(ii)	Bylaws of SMF Energy Corporation (incorporated by reference to Appendix D to the Registrant’s Definitive Proxy Statement on Schedule 14A, filed on October 30, 2006)

4.1	Specimen Common Stock Certificate (incorporated by reference to Exhibit 4.1 to the Registrant’s Amendment No. 2 to Registration Statement on Form 8-A/A (SEC File No. 000-21825) filed on June 5, 2007)

4.2
Form of Stock Purchase Warrant issued to May 2003 investors (incorporated by reference to Exhibit 4.2 to the Registrant’s Registration Statement on Form S-3 filed on March 17, 2004 (File No. 333-113682))

4.3
Form of Stock Purchase Warrant issued to August 2003 investors (incorporated by reference to Exhibit 4.3 to the Registrant’s Registration Statement on Form S-3 filed on March 17, 2004 (File No. 333-113682))

4.4	Stock Purchase Warrant issued to Philadelphia Brokerage Corporation as placement agent*

5.1	Opinion of Davis Graham & Stubbs LLP**

23.1	Consent of Davis Graham & Stubbs LLP (included in its opinion filed as Exhibit 5.1)

23.2	Consent of Grant Thornton LLP

23.3	Consent of KPMG LLP

24.1	Power of Attorney**

* Previously filed with this Form S-3 on March 17, 2004.

** Previously filed with the Post-Effective Amendment to this Form S-3 on June 6, 2007.

ITEM 17. UNDERTAKINGS

(a) We hereby undertake:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (Securities Act);

(ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

Provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference into this registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is a part of this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered thereby, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(6) That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing a registration statement on Form S-3 and has duly caused this Post-Effective Amendment No. 2 to Registration Statement No. 333-113682 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fort Lauderdale, State of Florida, on July 16, 2007.

SMF ENERGY CORPORATION

By:	/s/ Richard E. Gathright
Name: Richard E. Gathright Title: Chief Executive Officer and President

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 2 to Registration Statement No. 333-113682 has been signed by the following persons in the capacities and on the date indicated.
Signature	Title	Date

*	Chief Executive Officer and President, and	July 16, 2007
Richard E. Gathright	Chairman of the Board (Principal Executive Officer)

*	Chief Financial Officer and Senior Vice President	July 16, 2007
Michael S. Shore	(Principal Financial and Accounting Officer)

*	Director	July 16, 2007
Wendell R. Beard

*	Director	July 16, 2007
Larry S. Mulkey

*	Director	July 16, 2007
C. Rodney O’Connor

*	Director	July 16, 2007
Robert S. Picow

*	Director	July 16, 2007
Steven R. Goldberg

*	Director	July 16, 2007
Nat Moore

*By:       /s/ Richard E. Gathright

           Richard E. Gathright
              Attorney-in-Fact

EXHIBIT INDEX

Exhibit No.	Description of Exhibit
23.2	Consent of Grant Thornton LLP

23.3	Consent of KPMG LLP